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                                                                    Exhibit 23.2



                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-78414) pertaining to the Executive Risk Inc. Nonqualified Stock Option Plan, Executive Risk Inc. Employee Incentive Nonqualified Stock Option Plan, Executive Risk, Inc. IPO Stock Compensation Plan, Executive Risk Inc. Nonemployee Directors Stock Option Plan, and Option Agreements for Outside Directors of Executive Re Inc. of our report dated February 3, 1998 with respect to the consolidated financial statements and schedule of Executive Risk Inc. and subsidiaries included and/or incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1997.


/s/ ERNST & YOUNG LLP


Stamford, Connecticut
March 25, 1998